EXHIBIT 99.2

Operator

Ladies and gentlemen, thank you for standing by. Welcome to WMS Industries financial 2004 first-quarter results conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. As a reminder this conference is being recorded Tuesday, October 28, 2003. I would now like to turn the conference over to Brian Gamache, President and Chief Executive Officer. Please go ahead, sir.

Brian Gamache - WMS Industries Inc. - President and CEO

Thank you April. Welcome to WMS’ fiscal 2004 first quarter conference call. On the call with me today are Scott Schweinfurth, our CFO; and Orrin Edidin, our Chief Operating Officer. On today’s call, we will update you on the progress of product approvals, and sales related to our efforts to become a full-service gaming device supplier, and discuss the financial results for the past quarter.

At the end of the call, we will take questions from investors and analysts. Before we get to the heart of call, Orrin will present a few cautionary comments.

Orrin Edidin - WMS Industries Inc. - Executive Vice President and COO

Thanks Brian. I need to remind everyone that today’s call and simultaneous webcast contains forward-looking statements concerning future business conditions and the outlook for the company based on currently available information. It involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under Item One: Business - Risk Factors of the company’s annual report on Form 10-K.

The forward-looking statements made on this call, the webcast, the archived version of the webcast and any transcript of this call are only made as of this date and the Company undertakes no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances except as required by law.

I will now turn the call over to Brian for an overview of our progress.

Brian Gamache - WMS Industries Inc. - President and CEO

Thanks Orrin. Since our fiscal year end conference call in August, the company has continued to achieve key milestones in our re-emergence and expansion of our product lines to now offer a full line of gaming devices for the casino industry. Those of you who were in Las Vegas last month for the G2E trade show were able to see firsthand the unveiling of the new WMS and the positive industry response to WMS’ innovative line of products.

This strong response underscores our belief that we are now positioned for solid growth backed by a full line of products and library of great games.

With our plan firmly on schedule during the quarter, we met several critical approval milestones. We’ve seen GLI approval for our CPU-NXT operating system as well as approvals for nine game themes in advance of the G2E trade show. These approvals came on the heels of important sales agreements with Harrah’s and Argosy, two major customers in the industry. These agreements provide for CPU-NXT upgrade kits and 1,800 new Bluebird units in the aggregate. We believe these initial orders along with the orders we have subsequently received represent tangible endorsements by customers of the demand for new Bluebird cabinet platform featuring our new CPU-NXT operating system.

We had great expectations for G2E’s show and through the extraordinary efforts of my fellow WMS team members, the show proved to be a tremendous success and allowed us to officially declare that WMS is indeed back. Our employees were further energized by the success of the trade show and all of us remain focused on immediately garnering sales and regaining our status as one the leading suppliers of casino gaming devices.

I will now turn the call over to Scott to review the first-quarter financial results.

Scott Schweinfurth - WMS Industries Inc. - Executive Vice President and CFO

Thank you Brian. Today WMS reported a net loss of $0.06 per share for the September 2003 quarter, compared to net income of $0.02 a share in the September 2002 quarter. We began to see the benefits of the re-emergence plan, regulatory approvals and conversion and international sales, clearly in the double-digit top line revenue growth which also benefited our gross margins.

Revenues in the September 2003 quarter grew by $4.3 million or 10 percent to $46.7 million, reflecting an increase of $8.7 million in product sales, partially offset by a $4.4 million reduction in gaming operations revenues.

Increased product sales revenues was attributable to a 72 percent increase in the number of gaming devices sold to 2,220 units compared to 1,292 units sold in the prior year quarter and as expected, continued revenue growth from used game and conversion sales.

During the first quarter, we shipped over 1,400 conversion kits. The casino operators continue to refresh their existing WMS gaming devices with our exciting new offerings enabling WMS games to regain their position as earnings leaders. As indicated previously, we expect continued strength in game conversion revenues over the next several months as operators see the value and performance benefits of CPU-NXT upgrade kits and printer upgrades.

I will point out the EPS results were impacted by the planned continued investment in technologies, infrastructure upgrades, and product approval expenses.

The average installed base of our participation games decreased to 4,853 units during the September 2003 quarter, while our average net revenues per day increase by $0.30 per day to $40.72 as we continue to refresh the installed base with new games.

On a quarter-over-quarter basis the decrease in gaming operations revenues in the September 2003 quarter was due to the decline in the installed base of participation games to 4,797 units at September 30, 2003. The installed base declined by 289 units from June 30, 2003, primarily due to casinos reducing the number of participation games in New Jersey and Illinois, due to recently enacted higher tax rates and the fact that our legacy operating system does not currently support dual-port cashless gaming technology.

We expect to see growth in our installed base of participation games when we begin installing participation games in the Bluebird cabinet in the March 2004 quarter featuring the technology features and functionality required by our customers, and commence the launch of our wide-area progressive games at the start fiscal 2005.

Due to the favorable long-term performance of WMS’ participation games and particularly the improvements in net revenue per day, driven by our latest offerings, the company has a sales order backlog of 688 game conversions for new participation themes.

Our consolidated gross profit increased by $1 million to $27.4 million. The gross margin on product sales revenues increased to 39 percent from 33 percent in last year’s quarter due to higher margin products representing a greater percentage of product sales revenues and higher production volumes which lowered unit costs.

The gross margin on gaming operations revenues increased to 81 percent from 80 percent due to an increase in the average net revenue per day and higher royalty revenues from licensees, partially offset by higher royalty rates payable to licensors.

The $1 million gross profit gain was more than offset by a net $4.4 million increase in selling and administrative costs and research and development costs which were partially offset by lower depreciation costs.

Research and development costs increased by $2.5 million, or 32 percent, related to the ongoing execution of our technology improvement plan, product approval costs, product line expansion costs and increased game offerings.

Selling and administrative costs increased by $2.2 million, or 19 percent, a direct result of higher costs for the G2E trade show, the execution of the Company’s re-emergence plan, and the ongoing implementation of an Oracle Enterprise Research Planning system.

Depreciation expense decreased slightly by $368,000. We expect that selling and administrative expenses will continue to grow as we commercialize the CPU-NXT operating system and Bluebird cabinet and support our expansion into multiple product lines.

In July, we completed the $115 million private offering of our 2.75 percent convertible subordinated notes due in 2010, the success of which we believe was an acknowledgment of our positive long-term prospects. As we previously disclosed, net proceeds of the offering may be used for working capital, capital expenditures and other general corporate purposes which may include acquisitions, or purchases of shares of our common stock under the company’s existing share buyback program.

We incurred $788,000 of pretax interest expense in the September 2003 quarter related to our convertible notes. Due to our quarterly net loss, the “if converted” method for calculating the impact of shares issue able upon conversion of the notes was anti-dilutive.

At September 30, cash and short-term investments totaled $150.5 million including $2 million of restricted cash for progressive jackpots. These figures reflect the receipt in early July of the net proceeds from the over allotment option of our June 2003 convertible note offering. The decrease in cash and short-term investments at September 30 from June 30 2003 was due to first, $5 million of share buybacks from the program authorized our Board of Directors; second, $4.7 million of capital expenditures for gaming operations machines which immediately generate revenue; third, $1.6 million of capital expenditures for property plant and equipment; fourth, $18.6 million for working capital investment including accounts receivable, other current assets, other assets accounts payable and accrued liability offset in part by the net proceeds of $14.3 million from the over allotment option related to the convertible subordinated notes.

The increase in working capital related to increases of $6.1 million in accounts receivable due to higher unit sales and the payments to Midway Games of $4.0 million of tax advances which we have written off in the June 2003 quarter.

The increase in other current assets and other assets related to $7.6 million of cash paid for royalty advances for brand and technology licenses including the extension of our licensing agreement with Hasbro for the MONOPOLY brand and payments to Sierra Design Group related to the CPU-NXT operating system.

Our cash flow used by operating activities totaled $13.9 million for the September 2003 quarter.

At September 30, we have $115 million of convertible debt and our book value for outstanding share was approximately $7.53. Finally, our ratio of current assets to current liabilities is approximately 9.4 to 1.

During the quarter, we repurchased 299,100 shares of WMS stock on the open market for $5 million at an average price of $16.75 per share. Since the initial buyback program was authorized in January 2002, we have repurchased 3.2 million shares, or 9.9 percent of the previous number of shares outstanding, for a total expenditure of $42.5 million at an average price of $13.31 per share.

At September 30, 2003, we had 29.4 million shares outstanding and $12.5 million remaining on the $25 million share buyback program approved by the Board of Directors in April 2003 and expanded in June 2003. We expect that the share buybacks will prove to be a prudent use of our cash resources as we translate the strong industry response to our new operating system, new cabinet, and broadened array of product offerings into sales and market share.

I now want to review the status of our product approvals. Let me first address our new operating system CPU-NXT. The commercial version of CPU-NXT has been approved GLI, one of the six North American labs, and we expect that the other 5 labs will approve the system in a staggered process between now and the end of March 2004, consistent with the timeline we have previously disclosed.

We also received GLI approval for 9 themes on this new system and we recently submitted four additional new themes to GLI for which we expect to receive approval in January. We recently completed the field trial of the first submission of CPU-NXT in Nevada and are on the November agenda for the Nevada Gaming Control Board approval. We have submitted the commercial version of CPU-NXT to the non-regulators together with 7 game themes which we expect to be approved in January.

On the mechanical reel platform, we have approvals for the first submission from four of the six labs and are preparing for a field trial of the first submission in Ontario later this quarter. For the remaining lab, the progress being made with their internal testing is on track. We expect to submit the commercial version of this product line within the next 30 days to the six North American labs and we continue to expect to first approval in April 2004.

With respect to the Bluebird upright cabinet, we made our initial submission of the mechanical reel operating system and game in this new cabinet. This means, as regulators approve the mechanical reel product, they are also approving the Bluebird cabinet. We now have approval from four of the six labs on the first submission and have recently submitted the commercial version of the Bluebird cabinet with all of the bells and whistles including the modifications for the video version of the cabinet to GLI and Nevada and we expect to submit this to the other four labs over the next few weeks.

We expect the initial approval for the marketable version of the Bluebird cabinet from GLI at the end of November and approvals from the remaining 5 labs to be staggered over the five months following GLI’s approval. The GLI and Nevada labs are reporting continued progress in their evaluation and testing of the first stage of our proprietary progressive system. The submission of a WAP-enabled game theme will be sent to GLI in Nevada early in November and will be tested by the labs prior to an expected field trial early in calendar 2004.

Our system requires three sets of approvals. First, an associated equipment approval for the linked system itself which submission we have already made; second, a WAP-enabled gaming device approval which we expect to submit to the labs in the next 30 days; and third, approval of the game theme, in this case our MONOPOLY Money offering which we expect to submit in early November. We anticipate final GLI in Nevada regulatory approvals in June 2004 with the commercial launch of the system in July 2004.

Our focus for the next six months is to refresh our existing installed base of video gaming devices and casinos with either a CPU-NXT upgrade kit or through replacement with a Bluebird cabinet. We will continue to work throughout fiscal 2004 to regain video market share before pursuing new market share in other segments of the casino floor later this fiscal year and beyond.

With the expected approvals occurring over the next nine months, we believe that fiscal 2004 results will reflect the continuing ramp up of shipments. We expect that new Bluebird orders will accelerate in the second half of our fiscal 2004.

In fiscal 2005, with all of the approvals on hand for all of our product lines, we will look to achieve growing market share in new segments of the casino floor now available to WMS and expect to begin to realize an appropriate return on investments we have made over these last two years.

For the near-term, we expect the December quarterly results will improve modestly over the September quarter results. Our first shipment of Bluebird product will occur in early December and we will have a three-week period to install games prior to the Christmas holiday period. We expect our December quarter unit shipments to be slightly ahead of the September quarter and given anticipated initial Bluebird cabinet regulatory approval at the end of November, we expect our financial results will reflect shipments of approximately 700 new Bluebird gaming devices.

So, to summarize, we are on track for the timing of approvals that we have outlined on prior calls, and we will continue to work to achieve additional approval milestones over the next nine months.

Let me turn the call back over to Brian for further commentary.

Brian Gamache - WMS Industries Inc. - President and CEO

Thanks, Scott. The G2E trade show initiated the emergence of the new WMS. I think those that were present will agree that our new technology product introductions and game library made a very positive impression. At the show, we signed a number of sales orders and our sales objectives and national accounts team are currently following through with active, productive sessions with our casino customers.

We continue to bring customers to our technology campus to meet with the R&D team responsible for our turnaround. At this point, we have customer agreements and sales orders for a number of individual casinos and multi-site casino operators and one of our international distributors that total in aggregate more than 7,100 units of which 4,200 are Bluebird video units, and 2,900 are CPU-NXT upgrade kits.

In addition, we have signed an agreement with a large Canadian lottery for 600 gaming devices for shipment in the December quarter. Also, at a public hearing last Friday, the Oregon Lottery Commission authorized the lottery director to enter into an agreement with WMS to purchase 1,500 and up to 2,101 gaming devices subject to its successful completion of a 30-day field trial.

Aggregating the Bluebird lottery units, we have a backlog of approximately as many new units as we shipped in fiscal 2003. While unit numbers are vitally important, the key is that these orders demonstrate that slot managers and gaming companies are eager to move forward with WMS as they endorse our exciting new game content and platforms and sales commitments all in advance of receiving approvals for our CPU-NXT operating system from five of the six gaming labs.

We continue to pursue corporate casino and individual property agreements to build our base of business in the multi-line, multi-coin video business in advance of receiving approvals for our new mechanical reel, poker and wide area of progressive games in the June 2004 quarter. As Scott stated, we expect order volumes to ramp up over the next two quarters as we receive approvals in additional jurisdictions.

I want also to address our continued success in the important area of brand licensing. During the first quarter, we extended our agreement with Hasbro, Inc. for the use of their MONOPOLY brand through calendar 2011. MONOPOLY games represent the second-largest installed base of branded gaming devices on all casino floors today and about two-thirds of our installed base of participation games. With this extended agreement, our already strong commitment to this brand will be further enhanced. For example, we expect to introduce three new MONOPOLY games by June 2004. And launch our proprietary wide area of progressive systems featuring MONOPOLY Money in July 2004. Second, we announced our agreement with Sony to develop, market and distribute Men in Black branded games. We displayed the first game at G2E to wide acclaim and look forward to introducing this new series of participation games on our new Bluebird platform in the March 2004 quarter. Lastly earlier today we reported that we entered into an exclusive agreement to develop, market and distribute games using the brand of the national POWERBALL phenomenon. Our focus group testing of casino patrons has consistently shown that POWERBALL is one of the most recognized gaming brands and we believe it is a natural fit for a wide demographic range of gamers. Our focus groups have also confirmed our belief that this brand will be best optimized as a wide area progressive game, and our creative game development staff have already presented several dynamic new game concepts using the POWERBALL brand. We look forward to debuting the first POWERBALL game on our Bluebird cabinet at the 2004 G2E trade show next October.

I want to address the topic that has generated a great deal of conversation over the past few weeks: Class II gaming, otherwise known as electronic bingo gaming. As a Class III gaming licensee, we have been watching with great interest as to the status of Class II gaming. The three largest Class III licensees, including WMS, have arrangements with Class II providers either through original equipment manufacturing agreements or through content licensing agreements. While the National Indian Gaming Commission recently issued guidance as to what constitutes a Class II gaming device, thereby providing a new level of clarity for this market, we believe there are still outstanding issues. We continue to closely monitor regulatory and other market issues in the Class II market as we believe there could be significant opportunities in the future for larger WMS presence in the Class II space. In the meantime, we will focus on our existing core business to maximize returns to our shareholders.

We are now at the point we can focus more efforts on the long-term vision for WMS. We have the capital available to grow our business and expand our intellectual property portfolio. At G2E, our technology and design teams showcased their strong appreciation and understanding of what it takes to make a great operating system, a great cabinet and, of course, great games.

Our goal is to regain market share in the video product category in fiscal 2004 and begin accelerating new market share in mechanical reel poker and wide air progressive games in fiscal 2005 and beyond. We have a team of experts pursuing intellectual property both within and outside the gaming industry to identify potential license or acquisition opportunities to enhance are technology initiatives and game play.

As we move forward, we are approaching the third phase of our technology improvement plan with an organization energized with the passion and tenacity that brought us the success in the first two phases of the plan. Quite simply, our goal is to change the playing field with our next generation of initiatives.

In summary, for the short-term we continue to focus on securing customer orders, achieving regulatory approvals, and preparing to deliver great new games and platforms to our customers beginning later this quarter. By successfully achieving our established milestones with the regulatory process, we expect to deliver steady improvements in financial results throughout fiscal 2004. We fully expect that fiscal 2005 will reflect appropriate returns on our investments in people, process and technology. Operator, we will now take questions.

QUESTION AND ANSWER

Operator

Harry Curtis with J.P. Morgan.

Harry Curtis - J. P. Morgan - Analyst

Hi guys. Quick question. How broad is your customer base that is reflected in this backlog? Is it just Harrah’s and Argosy or is it broader than that?

Brian Gamache - WMS Industries Inc. - President and CEO

No, it is much broader than that but we decided for competitive reasons not to release customer names going forward. We will give color on unit sales and CPU-NXT upgrade sales going forward just to give you a little bit of direction, but we think it is in our best interest to not break those apart but it is a wide range of customers in that list.

Harry Curtis - J. P. Morgan - Analyst

You mentioned that you should sell 700 of the Bluebirds in the December quarter. Will you be able to ship all of the remaining 3,500 that are in the backlog in the March quarter or will that extend into the following quarter?

Brian Gamache - WMS Industries Inc. - President and CEO

I think selling and shipping are the two different words there, Harry . I think I just want to make sure that nobody is confused. We will ship about 700 units in the December quarter. And then the remainder of those units will probably go into next — within the following three quarters, including the December quarter.

Harry Curtis - J. P. Morgan - Analyst

Very good. Thank you.

Operator

William Lerner with Prudential Equity Group.

William Lerner - Prudential Securities, Inc. - Analyst

Hi. I was just wondering if you can to provide any detail on this mornings POWERBALL license and how it was attained?

Brian Gamache - WMS Industries Inc. - President and CEO

We have been actively pursuing the brand for over two years. There was an official RFP that was issued to all of our key competitors, and after we approached the MUSL group about this property and we are proud to say that after a very competitive bid process that our game content and game design team was chosen over our competitors to execute this brand. We believe the brand – we think that we have incredible opportunity to take this brand into WAP and really make a nice statement in the casino floor space and we think this game has great staying power for the years to come. We are very happy about this license.

William Lerner - Prudential Securities, Inc. - Analyst

Thanks.

Operator

Steve Kent with Goldman Sachs.

Steven Kent - Goldman Sachs & Company - Analyst

Good afternoon. Just on the current results, Brian, could you give us some color as to where the selling is occurring and by market or by region? I know in the past you have sold a little bit more to the international markets and just where that is going or what kind of opportunities do you see for the company over the next couple quarters?

Brian Gamache - WMS Industries Inc. - President and CEO

Well, the results from quarter one Steve, were 50 percent international. The orders that we talked about in the backlog is relating to the backlog of Bluebird product and CPU-NXT, that is about 25 percent international and the rest of it is mostly GLI jurisdictions. Again, as we said, we’re very encouraged – this is not – this is just our foot in the water. We still have a number of contracts that we are negotiating right now, and our backlog should get significantly improved as the regulatory process shows our customers greater visibility in other jurisdictions. So, the GLI areas where we’re focused on right now because of the immediate ability to ship games in there this quarter.

Steven Kent - Goldman Sachs & Company - Analyst

Okay. Thanks.

Operator

David Barteld with Wells Fargo.

David Barteld - Wells Fargo Securities - Analyst

Good afternoon. In the current quarter, the 2,220 units, within that is 1,400 conversions. Is that correct?

Scott Schweinfurth - WMS Industries Inc. - Executive Vice President and CFO

No, the 1,400 conversions are in addition to the 2,200. The 2,200 is complete new units that we shipped and sold to customers, and the 1,400 are just game conversion kits which are over and above that.

David Barteld - Wells Fargo Securities - Analyst

Okay. So, the 2,220 new units were sold where? I am trying to understand it. Where you are selling new units without the Bluebird cabinet approved yet?

Scott Schweinfurth - WMS Industries Inc. - Executive Vice President and CFO

Brian just stated that 50 percent of those units were to international locations and the balance were spread throughout North America.

David Barteld - Wells Fargo Securities - Analyst

So, you sold 1,100 new units, new boxes on what — the older platform? .

Scott Schweinfurth - WMS Industries Inc. - Executive Vice President and CFO

Correct.

David Barteld - Wells Fargo Securities - Analyst

Thank you.

Operator

Jeff Blaeser ) with Advest.

Jeff Blaeser - Advest - Analyst

Good afternoon. Just a couple of questions to follow-up on the general trend. When you’re discussing the sales with your customer base, what is the percentage breakdown of the conversion kit versus the typical unit sales, as you expect to get regulatory approval?

Scott Schweinfurth - WMS Industries Inc. - Executive Vice President and CFO

I guess that I would point to the numbers that we had in the press release. The units that we have ordered thus far is sort of trending two-thirds Bluebird units, and one-third CPU-NXT upgrade kits. We still have a variety of customers that we are trying to strike deals with, and this is something that will likely change as time goes on.

Jeff Blaeser - Advest - Analyst

Okay. Obviously this is not a normal selling year for you, but is there a typical pattern for annual units placed in following G2E for annual units sold? In terms of the percent of order backlog immediately after the show?

Brian Gamache - WMS Industries Inc. - President and CEO

Not really. I think that we really have, because of our product line dependency on the multi-line, multi-coin video segments, I would say that the summer quarter was typically our busiest quarter, which would be the September quarter. As far as the rest of it goes, we are not really a seasonal operation.

Jeff Blaeser - Advest - Analyst

Okay. Great. Thank you very much.

Operator

Harry Curtis with J.P. Morgan.

Harry Curtis - J. P. Morgan - Analyst

Just a quick follow-up. You mentioned the competitive nature of the RFP, was that competition based on price? Was it a competition based on features? What each company can do or a combination?

Brian Gamache - WMS Industries Inc. - President and CEO

I think it included all that, Harry, but it came down to who was going to be able to execute the best game and take their brand to market in the best possible way and that is where we have got the heads up. I think our game content has always been the strength of this company and getting this license awarded to us further proves that.

Harry Curtis - J. P. Morgan - Analyst

The second question, Brian, you mentioned there were still some outstanding issues related to Class II. Can you touch on any of those?

Brian Gamache - WMS Industries Inc. - President and CEO

It’s really mostly regulatory from our perspective. I think that the regulatory as a licensee in Class III, we’re very concerned about our regulatory relationships, and I think that we have to get a better comfort zone with the regulatory atmosphere before we jump into this market with both feet. I think that we’re very comfortable in our current relationship as an OEM provider and a content provider, and we will participate in a big way, once this becomes a little bit more — there is more clarity to the regulatory process.

Harry Curtis - J. P. Morgan - Analyst

Have you gotten any indication from Nevada where they stand on this issue?

Brian Gamache - WMS Industries Inc. - President and CEO

No, we haven’t.

Harry Curtis - J. P. Morgan - Analyst

Thank you.

Operator

Gentlemen, I am showing no further questions. Please continue with your presentation or any closing remarks.

Brian Gamache - WMS Industries Inc. - President and CEO

Thank you, operator. Thank you for joining us today to get this update at WMS. On behalf of all of my colleagues at WMS, we’re grateful for recognition of the work we’ve accomplished thus far. We appreciate your continued support and patience. We look forward to reporting more progress in our path and future success in our second quarter 2004 conference call in late January.